NEWS BULLETIN                                                        EXHIBIT 99


FOR FURTHER INFORMATION:

        POINT.360 7083 HOLLYWOOD BLVD. SUITE 200
        HOLLYWOOD, CA 90028
        Nasdaq: PTSX


AT THE COMPANY:
Alan Steel
Executive Vice President
(323) 860-6206


FOR IMMEDIATE RELEASE - HOLLYWOOD, CA, November 12, 2003

     POINT.360 REPORTS 35% INCREASE IN NET INCOME TO $1.1 MILLION ($0.11 PER SHARE) FOR THIRD QUARTER 2003 VS. $0.8 MILLION ($0.09 PER SHARE) IN THE PRIOR YEAR QUARTER.

     o Company delivers nine-month net income of $2.9 million ($0.31 per share) before special charges; $2.3 million ($0.25 per share) after special charges compared to $1.9 million ($0.20 per share) in the prior year.

     o EBITDA increases 15% in the third quarter, and 15% before special charges in the nine-month period, when compared to 2002 levels.

Point.360 (Nasdaq: PTSX), a leading provider of integrated media management services, today announced results for the three- and nine-month periods ended September 30, 2003.

Haig S. Bagerdjian, the Company's Chairman, President and Chief Executive Officer, said: "We are continuing our outstanding cash generation to support future growth and pay down debt. We have added to our sales team to help build sales. We are pleased by the market's recognition of our accomplishments as evidenced by Point.360's increasing stock price."

REVENUES

Revenue for the third quarter ended September 30, 2003, totaled $16.7 million compared to $17.0 million in the same quarter of 2002, a decrease of 1%.

Revenues for the nine months ended September 30, 2003 were $49.8 million, down 1% from $50.5 million in the 2002 period. Sales to studio and advertising clients are dependent on the number and timing of motion picture and advertising campaign release schedules, which releases can vary from quarter to quarter.

GROSS MARGIN

In the third quarter of 2003, gross margin increased by 2% of sales. Gross margin on sales was 42% in the 2003 third quarter compared to 40% in the prior year's third quarter.

For first nine months of 2003, gross margin was 39% of sales as compared to 38% in the 2002 period. In 2003, the Company achieved $19.3 million of gross profit vs. $19.1 million in 2002.

SELLING, GENERAL AND ADMINISTRATIVE AND OTHER EXPENSES

In the third quarter, selling, general and administrative expenses ("SG&A") increased by 2% from the same period last year. For the third quarter of 2003, SG&A expenses were $4.8 million, or 29% of sales, compared to $4.7 million, or 28% of sales in the third quarter of 2002.

For the first nine months of 2003, SG&A decreased by 1% of sales to 26% as compared to the prior year 27% of sales. In June 2003, the Company also wrote off approximately $1.0 million of previously deferred expenses related to a proposed acquisition and financing package, which is excluded from the above 2003 nine-month percentage.

Interest expense decreased $0.1 million in the third quarter and $0.3 million for the first nine months of 2003 compared to the same periods of last year because of lower debt levels due to principal payments made since September 30, 2002.

During the quarter ended September, 2003, the Company realized a non-cash credit of $181,000 compared to a third quarter 2002 non-cash charge of $53,000 for changes in the fair value of a derivative interest rate swap contract between the beginning and end of each period and amortization of a cumulative-effect adjustment made in 2001. For the first nine months of 2003, the Company realized a non-cash credit of $492,000 compared to a non-cash charge of $35,000 in the 2002 period. These amounts were recorded as required by Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. By the end of the hedge contract in November 2003, the amounts recognized as expense during the contract period will be taken back into income as the contract will then have no further theoretical value, provided that the contract continues to the end of the term.

OPERATING INCOME (A)

Operating income increased $0.1 million or 6% in the third quarter of 2003 compared to the same period last year due to higher gross margins. The Company's operating income was $2.2 million in the 2003 quarter as compared to $2.1 million in the same quarter of the previous year.

For the first nine months of 2003, operating income before the special charge was $6.1 million, up approximately 16% or $0.8 million from the $5.3 million achieved in the 2002 period. After the special charge, operating income was $5.1 million in the 2003 period.

NET INCOME (A)

For the third quarter of 2003, the Company reported net income of $1.1 million ($0.11 per diluted share) compared to a net profit of $0.8 million ($0.09 per diluted share) in the same period last year. The Company recorded income tax expense of $0.8 million in the 2003 quarter as compared to a $0.6 million expense in the third quarter of last year.

For the first nine months of 2003, the Company reported net income of $2.3 million ($0.25 per diluted share) compared to net income of $1.9 million ($0.20 per diluted share) last year. The income tax expense in 2003 was $1.7 million (a 42% effective rate); in 2002 the Company's tax expense was $1.4 million (a 43% effective rate). Before special charges, the Company's net income was $2.9 million, or $0.31 per share, in the 2003 period.

EBITDA AND FREE CASH FLOW BEFORE SPECIAL CHARGES (A)

In the third quarter, the Company's EBITDA (earnings before interest, taxes, depreciation and amortization) before special charges was $3.8 million (23% of sales) compared to $3.3 million (20.0% of sales) in the 2002 period. For the first nine months of 2003, the Company's EBITDA before special charges was $10.7 million (21% of sales) compared to $9.3 million (18.0% of sales) in 2002.
Special charges refer to the write-off during the 2003 period of deferred acquisition and financing costs.

In the 2003 third quarter, the Company's free cash flow (EBITDA before special charges less interest, taxes and capital expenditures) was $2.3 million compared to $1.8 million in the same quarter last year. Free cash flow before special charges for the first nine months of 2003 was $6.4 million compared to $4.9 million in 2002.

The following table reconciles the Company's operating income, net income, EBITDA and free cash flow before special charges to the Company's operating income and net income which are the most directly comparable financial measures under Generally Accepted Accounting Principles ("GAAP").

   Computation of Operating Income, Net Income, EBITDA and Free Cash Flow Before Special Charges (A)

                                                        Three Months Ended                   Nine Months Ended
                                                           September 30,                        September 30,
                                                        ------------------                   -----------------
                                                        2002              2003               2002               2003
                                                        ----              ----               ----               ----
(in thousands)
Operating income                                    $  2,072          $  2,207           $  5,306           $  5,131
Add back:
  Special charge                                           -                 -                  -              1,002
                                                    --------          --------           --------           --------
Operating income before
  special charges                                   $  2,072          $  2,207           $  5,306           $  6,133
                                                    ========          ========           ========           ========
Net income                                          $    796          $  1,075           $  1,897           $  2,337
Add back:
  Special charges, net of
    tax benefit                                            -                 -                  -                586
                                                    --------          --------           --------           --------
Net income before special charges                   $    796          $  1,075           $  1,897           $  2,923
                                                    ========          ========           ========           ========
Net income                                          $    796          $  1,075           $  1,897           $  2,337
  Interest                                               623               533              1,943              1,628
  Income taxes                                           600               780              1,431              1,658
  Depreciation                                         1,287             1,452              3,942              4,011
  Amortization                                            23                 -                 67                 35
                                                    --------          --------           --------           --------
EBITDA                                                 3,329             3,840              9,280              9,669
  Special charges                                          -                 -                  -              1,002
                                                    --------          --------           --------           --------
EBITDA before special charges                       $  3,329          $  3,840           $  9,280           $ 10,671
                                                    ========          ========           ========           ========
EBITDA                                              $  3,329          $  3,840           $  9,280           $  9,669
Deduct:
  Interest                                              (623)             (533)            (1,943)            (1,628)
    Income taxes                                        (600)             (780)            (1,431)            (1,658)
    Capital expenditures                                (294)             (231)            (1,003)              (983)
                                                    --------          --------           --------           --------
  Free cash flow                                       1,812             2,296              4,903              5,400
    Special charges                                        -                 -                  -              1,002
                                                    --------          --------           --------           --------
  Free cash flow before special charges             $  1,812          $  2,296           $  4,903           $  6,402

  ------------------------------------
   (A) The measurements of operating income and net income before special charges, and EBITDA and free cash flow before and after special charges do not represent the results of operations or cash generated from operating activities in accordance with GAAP, are not to be considered as an alternative to operating income, net income or any other GAAP measurements as a measure of operating performance and are not necessarily indicative of cash available to fund all cash needs. Not all companies calculate such statistics in the same fashion and, therefore, the statistics may not be comparable to other similarly titled measures of other companies. Management believes that these computations provide useful information to investors because they are measures of the Company's operations before special charges and cash flow available to the Company to pay interest, repay debt, make acquisitions or invest in new technologies. The Company is currently committed to use a portion of its cash flows to service existing debt, if outstanding, and, furthermore, anticipates making certain capital expenditures as part of its business plan. Additionally, 2003 operating income, net income, EBITDA and free cash flow amounts before special charges represent more comparable figures to the same periods in 2002 since in the opinion of management such charges are unusual items.

                                    POINT.360
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)

                                                             Three Months Ended                      Nine Months Ended
                                                                September 30,                           September 30,

                                                        2002              2003               2002               2003
                                                        ----              ----               ----               ----
Revenues                                            $ 16,959,000      $ 16,709,000       $ 50,516,000       $ 49,775,000
Cost of goods sold                                   (10,181,000)       (9,716,000)       (31,410,000)       (30,479,000)
                                                    ------------      ------------       ------------       ------------
Gross profit                                           6,778,000         6,993,000         19,106,000         19,296,000
Selling, general and administrative expense           (4,706,000)       (4,786,000)       (13,800,000)       (13,163,000)
Write-off of deferred acquisition and
  financing costs                                              -                 -                  -         (1,002,000)
                                                    ------------      ------------       ------------       ------------
Operating income                                       2,072,000         2,207,000          5,306,000          5,131,000
Interest expense, net                                   (623,000)         (533,000)        (1,943,000)        (1,628,000)
Derivative fair value change                             (53,000)          181,000            (35,000)           492,000
                                                    ------------      ------------       ------------       ------------
Income (loss) before income taxes                      1,396,000         1,855,000          3,328,000          3,995,000
(Provision for) benefit from income taxes               (600,000)          780,000         (1,431,000)        (1,658,000)
                                                    ------------      ------------       ------------       ------------
Net income (loss)                                   $    796,000      $  1,075,000       $  1,897,000       $  2,337,000
                                                    ============      ============       ============       ============
Earnings (loss) per share:
  Basic:
    Net income (loss)                               $       0.09      $       0.12       $       0.21       $       0.26
    Weighted average number of shares                  9,014,232         9,073,361          9,012,884          9,052,634
                                                    ============      ============       ============       ============
  Diluted:
    Net income (loss)                               $       0.09      $       0.11       $       0.20       $       0.25
    Weighted average number of shares
      including the dilutive effect                    9,114,849         9,491,394          9,255,780          9,426,201
      of stock options                              ============      ============       ============       ============


ABOUT POINT.360

Point.360 is one of the largest providers of video and film asset management services to owners, producers and distributors of entertainment and advertising content. Point.360 provides the services necessary to edit, master, reformat, archive and ultimately distribute its clients' film and video content, including television programming, spot advertising, feature films and movie trailers.

The Company delivers commercials, movie trailers, electronic press kits, infomercials and syndicated programming, by both physical and electronic means, to hundreds of broadcast outlets worldwide.

The Company provides worldwide electronic distribution, using fiber optics, satellites, and the Internet.

Point.360's interconnected facilities in Los Angeles, New York, Chicago, Dallas and San Francisco provide service coverage in each of the major U.S. media centers. Clients include major motion picture studios such as Universal, Disney, Fox, Sony Pictures, Paramount, MGM, and Warner Bros. and advertising agencies TBWA Chiat/Day, Saatchi & Saatchi and Young & Rubicam.

FORWARD-LOOKING STATEMENTS

Certain statements in Point.360 press releases may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation (i) statements concerning the Company's projected revenues, earnings, cash flow and EBITDA; (ii) statements of the Company's management relating to the planned focus on internal growth and acquisitions; (iii) statements concerning reduction of facilities and actions to streamline operations; (iv) statements on actions being taken to reduce costs and improve customer service; and (v) statements regarding new business and new acquisitions. Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from those expected or anticipated in the forward looking statements. In addition to the factors described in the Company's SEC filings, including its quarterly reports on Form 10-Q and its annual reports on Form 10-K, the following factors, among others, could cause actual results to differ materially from those expressed herein: (a) lower than expected net sales, operating income and earnings; (b) less than expected growth, even following the refocus of the Company on sales and streamlined operations; (c) actions of competitors including business combinations, technological breakthroughs, new product offerings and marketing and promotional successes; (d) the risk that anticipated new business may not occur or be delayed; (e) the risk of inefficiencies that could arise due to top-level management changes and (f) general economic and political conditions that adversely impact the Company's customers' willingness or ability to purchase or pay for services from the Company. The Company has no responsibility to update forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.